UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 28, 2015
(Date of earliest event reported)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54402	91-1835664
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

40 Marcus Drive, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 760-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to a Vote of Security Holders.

On May 28, 2015, BioRestorative Therapies, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”).  The following is a listing of the votes cast for and against, as well as abstentions and broker-non votes with respect to, each matter voted upon at the Special Meeting, as applicable.  Each of the matters was approved.

1.
Approval of amendments to the Certificate of Incorporation of the Company, and authorization of the Board of Directors of the Company to select and file one such amendment, to effect a reverse stock split of the Company’s common stock at a ratio of not less than 1-for-5 and not more than 1-for-30, with the Board of Directors of the Company having the discretion as to whether or not the reverse stock split is to be effected, and with the exact ratio of any reverse stock split to be set at a whole number within the above range as determined by the Company’s Board of Directors in its discretion (the “Reverse Stock Split Proposal”).

For	26,218,713
Against	787,212
Abstentions	5,676
Broker Non-Votes	-

2.
Authorization of the Board of Directors of the Company, in the event the Reverse Stock Split Proposal is approved, in its discretion, to reduce the number of shares of common stock authorized to be issued by the Company in proportion to the percentage decrease in the number of outstanding shares of common stock resulting from the reverse split (or a lesser decrease in authorized shares of common stock as determined by the Company’s Board of Directors in its discretion).

For	26,460,298
Against	510,557
Abstentions	40,746
Broker Non-Votes	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIORESTORATIVE THERAPIES, INC.

Dated: May 29, 2015	By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer